Exhibit 99.1

MAXIMUS Reports Fiscal 2011 First Quarter Results

- Company Delivers Record Revenue and Reiterates Fiscal 2011 Guidance -

RESTON, Va.--(BUSINESS WIRE)--February 3, 2011--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fiscal first quarter ended December 31, 2010.

Key highlights include:

  Record revenue for the quarter was $214.1 million and grew 5.3% compared to the same period last year. This was in-line with management expectations and consistent with seasonal revenue trends.
  Diluted earnings per share from continuing operations increased 13.8% to $0.99 for the first quarter compared to adjusted diluted EPS of $0.87 for the same period in the prior year.
  The Company generated strong cash flows in the first quarter with cash provided by operating activities from continuing operations of $30.4 million and free cash flow of $25.7 million.
  Cash and cash equivalents totaled $177.0 million at December 31, 2010.
  Year-to-date signed awards were $753 million at January 28, 2011.
  In January, MAXIMUS increased its quarterly cash dividend by 25% to $0.15 per share.

Revenue for the fiscal 2011 first quarter increased 5.3% (3.6% on a constant currency basis) to $214.1 million versus $203.3 million reported for the same period last year. Revenue growth was driven by the international employment services businesses in Australia and the United Kingdom in the Human Services Segment.

Income from continuing operations increased to $17.6 million for the first quarter, compared to $14.6 million last year, driven by growth, profit expansion and a lower tax rate in geographies outside the United States. For the first quarter, diluted earnings per share from continuing operations increased 13.8% to $0.99 compared to adjusted diluted EPS of $0.87 (normalized to exclude $0.02 of legal expense and $0.04 related to 2010 year-end tax adjustments) for the same period last year.

“Our first quarter results represent a strong start to the year, and we are on track to realize our growth objectives for fiscal 2011,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “During the first quarter, we renewed two large contracts in California and Texas and were named as a preferred supplier for the bidding framework on a promising employment services opportunity as the United Kingdom reforms its welfare system. Additionally, we successfully launched operations on a ground-breaking eligibility and enrollment modernization effort in Colorado, which is expected to serve as a model for health insurance exchanges. This is a growing area for the Company as more states proactively evaluate modernization initiatives to simplify and streamline the enrollment process for their public health insurance programs.”

Mr. Montoni continued, “We are also seeing increased activity in Requests for Information (RFIs) and Request for Proposals (RFPs) for other programs as states work to reduce costs, improve the quality of service delivery, and increase accountability. For example, many states are exploring the transition from traditional Medicaid fee-for-service to new Medicaid managed care models. In addition, other states, such as Texas, are actively moving certain Medicaid populations into mandatory managed care. Initiatives like these present us with new growth opportunities today.”

Health Services Segment

Health Services Segment revenue for the first quarter of fiscal 2011 remained relatively constant at $130.0 million compared to the same period last year. Operating income for the first quarter increased 7.5% to $18.8 million compared to $17.5 million last year. As a result, Health Segment operating margin expanded 110 basis points to 14.5% compared to the prior year. Income and margin expansion were driven by the timing of transaction-based revenue during the quarter. The Company expects quarterly fluctuations in the Segment’s operating margin as a result of volumes, open enrollments, contract start up and program timing.

Human Services Segment

Human Services Segment revenue for the fiscal 2011 first quarter increased 15.7% (11.5% on a constant currency basis) to $84.1 million compared to the prior-year period. Revenue growth was driven by the Company’s international employment services business in Australia and the United Kingdom. Operating income for the first quarter increased 15.2% to $8.5 million compared to $7.4 million in the same period last year. Segment operating margin was 10.1% and consistent with the prior year. The Segment’s operating margin is seasonally lower in the fiscal first quarter as a result of normal business trends in the Company’s tax credit business.

Sales and Pipeline

At January 28th, fiscal year-to-date signed contract wins totaled $753 million compared to $183 million reported last year, and new contracts pending (awarded but unsigned) totaled $177 million compared to $347 million last year. Sales opportunities (pipeline) at January 28, 2011 totaled $1.6 billion (consisting of $96 million in proposals pending, $460 million in proposals in preparation and $1.1 billion in proposals tracking) compared to $1.6 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents totaled $177.0 million at December 31, 2010. For the fiscal 2011 first quarter, cash provided by operating activities from continuing operations totaled $30.4 million with free cash flow of $25.7 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less property, equipment and capitalized software. Cash flows in the quarter were driven by solid net income and strong collections.

Days Sales Outstanding (DSO) from continuing operations were 57 days. On November 30, 2010, MAXIMUS paid a quarterly cash dividend of $0.12 per share and in January 2011, the Company announced a 25% increase for its next quarterly cash dividend to $0.15 per share, payable on February 28, 2011 to shareholders of record on February 15, 2011.

During the first quarter of fiscal 2011, MAXIMUS used $8.4 million to purchase 136,153 shares of common stock and at December 31, 2010, the Company had $118.6 million available for repurchases under the current program.

Outlook

The Company is reiterating its fiscal 2011 revenue and earnings guidance. MAXIMUS continues to expect revenue from continuing operations in the range of $890 million to $920 million and diluted earnings per share from continuing operations in the range of $3.95 to $4.15.

Mr. Montoni concluded, “With governments actively evaluating new models to transform their public health and human services programs, MAXIMUS is engaging with new and existing government partners to offer relevant and timely solutions. We expect our 2011 results to be driven by increased activity in our Health Services Segment with continued solid performance from our Human Services Segment. We see significant opportunity in the days ahead to build upon our brand and presence in our current markets, both domestically and internationally, while exploring entry into new markets where favorable dynamics exist.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 3, 2011, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s Website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 11, 2011. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 366059

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia, and the United Kingdom. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2010	September 30, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177,004	$155,321
Restricted cash	4,966	4,182
Accounts receivable — billed, net of reserves of $2,088 and $1,845	114,586	136,260
Accounts receivable — unbilled	18,797	17,245
Income taxes receivable	8,559	4,149
Deferred income taxes	14,848	13,290
Prepaid expenses and other current assets	24,682	25,702
Total current assets	363,442	356,149

Property and equipment, net	48,505	48,873
Capitalized software, net	26,346	24,715
Deferred contract costs, net	7,320	6,708
Goodwill	72,189	71,251
Intangible assets, net	7,389	7,778
Deferred income taxes	425	1,844
Deferred compensation plan assets	8,878	8,317
Other assets, net	2,250	2,106
Total assets	$536,744	$527,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,638	$49,200
Accrued compensation and benefits	29,626	40,807
Deferred revenue	53,286	58,070
Acquisition-related contingent consideration	1,000	923
Income taxes payable	8,260	7,120
Other accrued liabilities	7,038	7,934
Liabilities of discontinued operations	—	634
Total current liabilities	152,848	164,688
Deferred revenue, less current portion	3,761	4,083
Long-term debt	1,452	1,411
Acquisition-related contingent consideration, less current portion	2,300	2,138
Income taxes payable, less current portion	1,823	1,793
Deferred income tax liability	5,924	4,946
Deferred compensation plan liabilities	11,459	9,893
Total liabilities	179,567	188,952

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 27,612,647 and 27,487,725 shares issued and 17,164,447 and 17,174,141 shares outstanding at December 31, 2010 and September 30, 2010, at stated amount, respectively	360,198	352,696
Treasury stock, at cost;10,448,200 and 10,313,584 shares at December 31, 2010 and September 30, 2010, respectively	(367,733)	(359,366)
Accumulated other comprehensive income	18,459	14,530
Retained earnings	346,253	330,929
Total shareholders’ equity	357,177	338,789
Total liabilities and shareholders’ equity	$536,744	$527,741

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
Revenue	$214,114	$203,320
Cost of revenue	158,155	151,145
Gross profit	55,959	52,175
Selling, general and administrative expenses	28,667	27,429
Legal and settlement expense	—	686
Operating income from continuing operations	27,292	24,060
Interest and other income, net	491	99
Income from continuing operations before income taxes	27,783	24,159
Provision for income taxes	10,196	9,559
Income from continuing operations	17,587	14,600

Discontinued operations, net of income taxes:
Loss from discontinued operations	—	(1,972)
Loss on disposal	(105)	—
Loss from discontinued operations	(105)	(1,972)

Net income	$17,482	$12,628

Basic earnings (loss) per share:
Income from continuing operations	$1.02	$0.83
Loss from discontinued operations	—	(0.11)
Basic earnings per share	$1.02	$0.72

Diluted earnings (loss) per share:
Income from continuing operations	$0.99	$0.81
Loss from discontinued operations	—	(0.11)
Diluted earnings per share	$0.99	$0.70

Dividends paid per share	$0.12	$0.12

Weighted average shares outstanding:
Basic	17,180	17,595
Diluted	17,710	18,039

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$17,482	$12,628
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	105	1,972
Depreciation and amortization	5,232	4,540
Deferred income taxes	990	(8,492)
Deferred interest income on note receivable	—	61
Non-cash equity based compensation	2,057	1,865

Change in assets and liabilities:
Accounts receivable — billed	22,145	9,349
Accounts receivable — unbilled	(1,554)	(2,327)
Prepaid expenses and other current assets	1,041	1,042
Deferred contract costs	(580)	479
Other assets	(1,284)	(34)
Accounts payable	3,948	587
Accrued compensation and benefits	(11,553)	(2,035)
Deferred revenue	(5,270)	13,134
Income taxes	(3,470)	14,867
Other liabilities	1,092	1,251
Cash provided by operating activities — continuing operations	30,381	48,887
Cash provided by (used in) operating activities — discontinued operations	(739)	6,134
Cash provided by operating activities	29,642	55,021

Cash flows from investing activities:
Proceeds from note receivable	—	217
Purchases of property and equipment	(2,407)	(3,938)
Capitalized software costs	(2,298)	(2,641)
Cash used in investing activities — continuing operations	(4,705)	(6,362)
Cash used in investing activities — discontinued operations	—	—
Cash used in investing activities	(4,705)	(6,362)

Cash flows from financing activities:
Employee stock transactions	4,329	1,004
Repurchases of common stock	(8,370)	(8,661)
Tax benefit due to option exercises and restricted stock units vesting	1,031	135
Cash dividends paid	(2,067)	(2,118)
Cash used in financing activities — continuing operations	(5,077)	(9,640)
Cash used in financing activities — discontinued operations	—	—
Cash used in financing activities	(5,077)	(9,640)

Effect of exchange rate changes on cash and cash equivalents	1,823	106

Net increase/(decrease) in cash and cash equivalents	21,683	39,125

Cash and cash equivalents, beginning of period	155,321	87,815

Cash and cash equivalents, end of period	$177,004	$126,940

MAXIMUS, Inc.
BUSINESS SEGMENTS
(Dollars in thousands)
(Unaudited)

The following table provides certain financial information for each of the Company’s business segments (in thousands):

	Three Months Ended December 31,
	2010	% (1)	2009	% (1)

Revenue:
Health Services	$130,011	100%	$130,640	100%
Human Services	84,103	100%	72,680	100%
Total	214,114	100%	203,320	100%

Gross profit:
Health Services	34,277	26.4%	32,910	25.2%
Human Services	21,682	25.8%	19,265	26.5%
Total	55,959	26.1%	52,175	25.7%

Selling, general, and administrative expense:
Health Services	15,454	11.9%	15,402	11.8%
Human Services	13,179	15.7%	11,886	16.4%
Corporate/other	34	NM	141	NM
Total	28,667	13.4%	27,429	13.5%

Operating income from continuing operations:
Health Services	18,823	14.5%	17,508	13.4%
Human Services	8,503	10.1%	7,379	10.2%
Consolidating adjustments	(34)	NM	(141)	NM
Subtotal: Segment operating income	27,292	12.7%	24,746	12.2%
Legal and settlement expense	—	NM	(686)	NM
Total	$27,292	12.7%	$24,060	11.8%

(1)	% of respective segment revenue. Changes not considered meaningful are marked NM.

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted Diluted EPS")
FY 2010 and FY 2011
(Unaudited)

	Quarter Ended				Year Ended	Quarter Ended
	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Diluted EPS from continuing operations-GAAP basis	$0.81	$1.00	$0.90	$1.16	$3.86	$0.99

Pro forma adjustments:
Legal and settlement expense (recovery), net	0.02	(0.21)	–	–	(0.19)	–
Severance	–	–	–	–	–	–
Adjustment for tax accounts	0.04	(0.02)	0.01	(0.08)	(0.05)	–
Subtotal pro forma adjustments	$0.06	($0.23)	0.01	($0.08)	($0.24)	–

Adjusted Diluted EPS from continuing operations	$0.87	$0.77	$0.91	$1.08	$3.62	$0.99

CONTACT:
MAXIMUS
Lisa Miles, 800-MAXIMUS x11637